Exhibit 10.14

Entellus Medical, Inc.

Non-Employee Director Compensation Program

Effective January 9, 2016

This Entellus Medical, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) for non-employee directors (the “Directors”) of the board of directors of the Company (the “Board”) shall be effective on the date set forth above (the “Effective Date”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Entellus Medical, Inc. 2015 Incentive Award Plan (the “Plan”).  The original Program was effective upon the closing of the Company’s initial public offering of its common stock (the “Original Effective Date”).

Cash Compensation

Effective upon the Effective Date, Directors will become entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Director:	$35,000
Chairman:	$40,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$15,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Audit Committee Member (Non-Chair):	$10,000
Compensation Committee Member (Non-Chair):	$7,500
Nominating and Corporate Governance Committee (Non-Chair):	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.   For the avoidance of doubt, no Director will receive any annual retainer (or portion thereof) with respect to services provided to the Company prior to the Original Effective Date.

Equity Compensation

Initial Stock Option Grant:

Each Director who is initially elected or appointed to serve on the Board upon or after the Original Effective Date is hereby granted an Option to purchase 15,000 Shares under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial Option”).

The Initial Option is hereby granted on the date on which such

Director is initially elected or appointed to serve on the Board (the “Election Date”), and shall vest with respect to 1/12th  of the Shares subject thereto on each quarterly anniversary of the applicable Election Date occurring over the three-year period immediately following the applicable Election Date, subject to continued service through the applicable vesting date.

Each Initial Option shall have an exercise price per Share equal to the Fair Market Value of a Share on the applicable Election Date.

Annual Stock Option Grant:

Each Director serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) occurring after the Effective Date shall be granted an Option to purchase 10,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual Option”).

The Annual Option will be granted on the date of the applicable Annual Meeting, and will vest in full on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the date of the Annual Meeting immediately following the date of grant, subject in each case to continued service through the applicable vesting date.

Each Annual Option shall have an exercise price per Share equal to the Fair Market Value of a Share on the date of the applicable Annual  Meeting.

Miscellaneous

Each Initial Option and each Annual Option shall be a Non-Qualified Stock Option and shall have a maximum term of ten years from the applicable date of grant.  All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options are hereby subject in all respect to the terms of the Plan.  The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written Award Agreement in a form approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the Effective Date.  This Program may be amended, modified or terminated by the Board in the future at its sole discretion.  No Director shall have any rights hereunder, except with respect to any Options actually granted pursuant to the Program.